                                                               HECO Exhibit 10.2
                                                               -----------------

[MECO letterhead]
                                                                          CONT 9
                                                                            IC/G



                                    December 27, 1999


CERTIFIED - RETURN RECEIPT


Mr. G. Stephen Holaday
Plantation General Manager
Hawaiian Commercial & Sugar Company
P. O. Box 266
Puunene, HI 96784

Dear Mr. Holaday:

     Subject: Termination Notice for Amended and Restated Power Purchase Agreement between A&B Hawaii, Inc., through its division, Hawaiian Commercial & Sugar Company ("HC&S"), and Maui Electric Company, Limited ("MECO"), dated November 30, 1989 (the "Amended PPA"), as amended by the First Amendment to Amended and Restated Power Purchase Agreement, dated November 1, 1990 ("Amendment No. 1") (which are together referred to as the "PPA")

I would like to thank you and John Krieg for our recent discussion on the long term generation needs for the island of Maui and the future role that HC&S may play in meeting those needs. MECO and HC&S have had a long term, mutually beneficial relationship. I fully expect that we will be able to continue this relationship as our companies evolve to meet the challenges of the changing business environment on Maui.

Due to these changing business conditions, it is appropriate to review the terms and conditions under which MECO purchases electrical capacity and energy from HC&S. Consequently, pursuant to Article XVII titled TERM OF AGREEMENT of the subject PPA; MECO hereby provides written notice of termination of said PPA. The termination will be effective at the end of the day on December 31, 2001./1/ Mr. G. Stephen Holaday


____________________

     /1/ Pursuant to Article XVII of the Amended PPA, the PPA "shall continue in effect through December 31, 1999, and from year to year thereafter, subject to termination on or after January 1, 2000, on not less than two (2) years' prior written notice by either party." As was provided in letter agreements dated December 11, 1997 and October 22, 1998, no notice of termination was given prior to the end of 1997 or 1998. As a result, the PPA remains in full force and effect through December 31, 2001, and from year to year thereafter, subject to termination on or after January 1, 2002, on not less than two (2) years' written notice by either party. This letter provides such two (2) years' written notice of termination.
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December 27, 1999
Page 2


I am optimistic that we will be able to negotiate a new, mutually acceptable Power Purchase Agreement by December 2000. This would provide time to obtain approval from the Public Utilities Commission of the new PPA prior to the expiration of the existing agreement. The Hawaiian Electric Company, Inc. ("HECO") Power Purchase Division will lead the negotiations for MECO. Dan Ching is the Director of this group, and he is available to begin the negotiation process at your earliest convenience. Mr. Ching may be contacted at 808/543-4340.

Again, I remain optimistic about our ability to complete successfully and in a timely manner the negotiations for a new PPA and look forward to continuation of our relationship.

                                   Sincerely,



                                   /s/ William S. Bonnet